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


PRICING SUPPLEMENT NO. 7, DATED:  June 5, 2000                                                         RULE 424(b)(2)
to Prospectus Supplement Dated September 13, 1996                                REGISTRATION STATEMENT NO. 333-10577
to Prospectus Dated September 13, 1996



                                    KEYCORP

                                  $100,000,000

                   [X]  SENIOR MEDIUM-TERM NOTES, SERIES D
                   [ ]  SUBORDINATED MEDIUM-TERM NOTES, SERIES C


              [X]  Floating Rate Notes       [ ]       % Fixed Rate Notes
              [X]  Book-Entry Notes          [ ]  Certificated Notes


               Original Issue Date:  June 8, 2000
               Maturity Date:  December 10, 2001
               Issue Price:  100%
               Paying Agent:  Bankers Trust Company
               Authenticating Agent:  Bankers Trust Company


Option to Elect Redemption:      [ ]  Yes   [X]  No      Option to Extend Maturity:                      [ ]   Yes       [X]  No
--------------------------                              -------------------------

Redemption Date(s):                                     Extended Maturity Dates:
Initial Redemption Percentage:                          Notice of Extension Date(s):
Annual Redemption Percentage Reduction:

Option to Elect Repayment:       [ ]   Yes  [X]  No      Specified Currency (not U.S. Dollars):          [ ]  Yes         [X] No
-------------------------                               -------------------------------------

Repayment Date(s):                                      Authorized Denominations:
Repayment Price(s):                                     Exchange Rate Agency:

Repurchase Price (if any):                             Optional Interest Rate Reset:                     [ ]   Yes       [X]  No
Amortization Schedule (if any):                        Optional Interest Rate Reset Dates:               [ ]   Yes       [X]  No
Sinking Fund Defeasance:         [ ]  Yes   [X]  No    Optional Extension of Maturity:                   [ ]   Yes       [X]  No
                                                       Length of Extension Period:                       [ ]   Yes       [X]  No

Minimum Denominations: [X]  $100,000   [ ]  $1,000    [ ]  Other:


                             FIXED RATE NOTES ONLY
                             ---------------------


Interest Computation Period:

Interest Payment Dates:

Regular Record Dates if other than May 16 and November 16:

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                            FLOATING RATE NOTES ONLY

                                   Base Rate:


                     [ ]  CD Rate                         [ ]  Treasury Rate
                     [ ]  Commercial Paper Rate           [ ]  CMT Rate
                     [ ]  Federal Funds Rate              [ ]  COFI Rate
                     [X]  LIBOR                           [ ]  Other (specify):
                     [ ]  Prime Rate


Initial Interest Rate:  3-month LIBOR effective on               Total Amount of OID:  n/a
 June 6, 2000 plus .08% (6.87%)

                                                                 Yield to Maturity:  n/a

Index Maturity: 3-month LIBOR                                    Initial Accrual Period OID
                                                                  and Designated Method:  n/a

                                                                 Interest Determination Date:
                                                                  Two London business days prior to
                                                                  each Interest Reset Date

Spread (Plus or minus):  plus .08%                               Interest Reset Period: Quarterly

                                                                 Interest Reset Dates: Quarterly on
                                                                   the 8th day of March, June, September
                                                                   and December, commencing on September 8, 2000

Maximum Interest Rate: n/a                                       Interest Payment Dates:  Quarterly on the
                                                                   8th day of March, March, June, September and
                                                                   December, commencing on September 8, 2000
Calculation Date: n/a

Minimum Interest Rate: n/a                                       Spread Multiplier:  n/a

                                                                 Telerate Page:  3750

Calculation Agent: KeyBank National Association                  Other Terms (if any):  n/a

AGENT:  [ ]   Salomon Smith Barney Inc.                          Agent's Discount or Commission: -0-
-----   [ ]   Chase Securities Inc.                              Trade Date: June 5, 2000
        [ ]   Citicorp Securities, Inc.                          Proceeds to KeyCorp:  $100,000,000
        [ ]   Credit Suisse First Boston Corporation
        [ ]   Goldman, Sachs & Co.
        [ ]   J.P. Morgan Securities Inc.
        [X]   Other: Banc of America Securities LLC
                     ------------------------------

[ ]   Acting as Agent        [ ] Agent is acting as Agent for the sale of Notes by KeyCorp at a price of      %
                                 of the principal amount

[X]  Acting as Principal     [X]  Agent is purchasing Notes from KeyCorp as Principal for resale to investors and other purchasers at:
                                  [ ] a fixed public offering price of      % of the Principal amount
                                      [X] varying prices related to prevailing market prices at the time of resale to be determined by such  Agent

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